Filed Pursuant to Rule 424(b)(2)

Registration No. 333-260663

Pricing Supplement Dated January 24, 2024
(To Prospectus dated November 1, 2021 and

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q—Fixed Rate

CUSIP #69371RS80

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ TD Securities (USA) LLC

☐ BNP Paribas Securities Corp.

☐ BofA Securities, Inc.

☐ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☐ RBC Capital Markets, LLC

☒ SMBC Nikko Securities America, Inc.

☒ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ Other:

Loop Capital Markets LLC

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

acting as   ☒ principal   ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.837% of the Principal Amount.

Principal Amount: $600,000,000	Original Issue Date: January 31, 2024 (T+5)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: January 31, 2029

Net Proceeds to Company: $596,922,000	Interest Payment Dates: Semi-annually on each January 31 and July 31, commencing July 31, 2024 Record Dates: January 17 and July 17 preceding the applicable Interest Payment Date

Interest Rate: 4.600% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form:    ☒ Book-Entry    ☐ Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about January 31, 2024.

Plan of Distribution:

Name	Title	Principal Amount of Notes
TD Securities (USA) LLC	Bookrunner	$96,000,000
Mizuho Securities USA LLC	Bookrunner	$96,000,000
SMBC Nikko Securities America, Inc.	Bookrunner	$96,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$96,000,000
Wells Fargo Securities, LLC	Bookrunner	$96,000,000
Loop Capital Markets LLC	Co-Manager	$24,000,000
Rabo Securities USA, Inc.	Co-Manager	$24,000,000
Scotia Capital (USA) Inc.	Co-Manager	$24,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$48,000,000

Total		$600,000,000

Other Provisions:

N/A